Exhibit 2.1
AGREEMENT OF MERGER AND
PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT OF MERGER AND PLAN OF MERGER AND REORGANIZATION entered into as of the 13th day of February, 2007, by and between STREICHER MOBILE FUELING, INC., a Florida corporation (“STR”), and SMF ENERGY CORPORATION, a Delaware corporation (“SMF”).

WHEREAS, the Board of Directors of STR and SMF have resolved that STR be merged, pursuant to the Florida Business Corporation Act (“FBCA”) and Delaware General Corporation Law (“DGCL”), into a single corporation existing under the laws of the State of Delaware, to wit, SMF, which shall be the surviving corporation (such corporation in its capacity as such surviving corporation being sometimes referred to herein as the “Surviving Corporation”);

NOW, THEREFORE, in consideration of the covenants and agreements herein made, and other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged by the parties hereto, the parties agree as follows:

1.  Merger. STR shall, at the Effective Date (defined below), merge (“Merger”) with and into SMF, which shall be the Surviving Corporation, and the parties hereto adopt and agree to the following agreements, terms, and conditions relating to the Merger and the mode of carrying the same into effect

2.  Filings; Effects of Merger.

2.1  Approval by Shareholders of STR. This Agreement has been approved by the shareholders of STR in the manner provided by the applicable laws of the State of Florida.

2.2  Filing of Articles of Merger; Effective Date. If this Agreement is not thereafter, and has not theretofore been, terminated or abandoned as permitted by the provisions hereof, then duly authorized officers of the respective parties shall make and execute Articles of Merger and a Certificate of Merger and shall cause such documents to be filed with the State of Florida and the State of Delaware, respectively, in accordance with the laws of such States. The Merger shall become effective at 12:01 a.m., Eastern Time, on February 14, 2007 (the “Effective Date”).

2.3  Certain Effects of Merger. On the Effective Date, the separate existence of STR shall cease, and STR shall be merged into SMF which, as the Surviving Corporation, shall possess all the rights, privileges, powers, and franchises, of a public as well as of a private nature, and be subject to all the restrictions, disabilities, duties and liabilities of STR; and all and singular, the rights, privileges, powers, and franchises of STR, and all property, real, personal, and mixed, and all debts due to STR on whatever account, as well as stock subscriptions, liens and all other things in action or belonging to STR, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers, and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of STR, and the title to any real estate vested by deed or otherwise, under the laws of Florida or any other jurisdiction, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of STR shall be preserved, unimpaired, and all debts, liabilities, and duties of STR shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities, and duties had been incurred or contracted by it. At any time, or from time to time, after the Effective Date, the last acting officers of STR or the corresponding officers of the Surviving Corporation, may, in the name of STR execute and deliver all such proper deeds, assignments, and other instruments and take or cause to be taken all such further or other action as the Surviving Corporation may deem necessary or desirable in order to vest, perfect, or confirm in the Surviving Corporation title to and possession of all STR’s property, rights, privileges, powers, franchises, immunities, and interests and otherwise to carry out the purposes of this Agreement.

3.  Name of Surviving Corporation; Certificate of Incorporation; Bylaws; Directors; Officers.

3.1  Name of Surviving Corporation. The name of the Surviving Corporation from and after the Effective Date shall be SMF Energy Corporation.

3.2  Certificate of Incorporation. The Certificate of Incorporation of SMF in effect on the date hereof shall from and after the Effective Date be, and continue to be, the Certificate of Incorporation of the Surviving Corporation until changed or amended as provided by law.

3.3  Bylaws. The Bylaws of SMF, as in effect immediately before the Effective Date, shall from and after the Effective Date be, and continue to be, the Bylaws of the Surviving Corporation until amended as provided therein.

3.4  Directors and Officers. At the Effective Date of the Merger, the members of the board of directors, the board committees, and the officers of STR in office at the Effective Date of the Merger shall become the members of the board of directors, board committees and the officers, respectively, of the Surviving Corporation, each of such directors, committee members and officers to hold office, subject to the applicable provisions of the Certificate of Incorporation and Bylaws of the Surviving Corporation and the DGCL, until his or her successor is duly elected or appointed and qualified.

4.  Status and Conversion of Securities. The manner and basis of converting the shares of the capital stock of STR and the nature and amount of securities of SMF which the holders of shares of STR common stock are to receive in exchange for such shares are as follows:

4.1  STR Common Stock. Each one share of STR common stock which shall be issued and outstanding immediately before the Effective Date shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted at the Effective Date into one fully paid share of SMF common stock, and outstanding certificates representing shares of STR common stock shall thereafter represent shares of SMF common stock. Such certificates may, but need not be, exchanged by the holders thereof after the Merger becomes effective for new certificates for the appropriate number of shares bearing the name of the Surviving Corporation.

4.2  Options. Each option to acquire shares of STR’s common stock outstanding immediately prior to the Effective Date of the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become an equivalent option to acquire, upon the same terms and conditions, the number of shares of the Surviving Corporation’s common stock, which is equal to the number of shares of STR’s common stock that the optionee would have received had the optionee exercised such option in full immediately prior to the Effective Date of the Merger (whether or not such option was then exercisable) and the exercise price per share under each of said options shall be equal to the exercise price per share thereunder immediately prior to the Effective Date of the Merger, unless otherwise provided in the instrument granting such option.

4.3  Other Rights. Any other right, including warrants, by contract or otherwise, to acquire shares of STR’s common stock outstanding immediately prior to the Effective Date of the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become a right to acquire, upon the same terms and conditions, the number of shares of the Surviving Corporation’s common stock which is equal to the number of shares of STR’s common stock that the right holder would have received had the right holder exercised such right in full immediately prior to the Effective Date of the Merger (whether or not such right was then exercisable) and the exercise price per share under each of said rights shall be equal to the exercise price per share thereunder immediately prior to the Effective Date of the Merger, unless otherwise provided in the agreement granting such right.

5.  Abandonment of Merger. At any time before the Effective Date of the Merger and before filing the Certificate of Merger or Articles of Merger, this Agreement of Merger and Plan of Merger and Reorganization may be terminated and the Merger abandoned by the shareholders of STR.

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto on the date first above written.

STREICHER MOBILE FUELING, INC.,
a Florida corporation

By:	/s/ Richard E. Gathright
Richard E. Gathright, President and Chief
Executive Officer

SMF ENERGY CORPORATION,
a Delaware corporation

By:	/s/ Richard E. Gathright
Richard E. Gathright, President and Chief
Executive Officer